EMPLOYMENT AGREEMENT

After discussion, the Board of Directors have determined an agreement to employ Dr. James S. Namnath until December 31, 2000 as its Chief Executive Officer. His employment will be conducted under contract services with his present employer, NotesETC, Inc. until such time ("Milestone") that TMGUSA either begins sale of Remune product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he will be directly employed by TMGUSA on a full time basis.

Until Milestone, his compensation will be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000).

After Milestone his monthly salary will be $35,000 per month.

The employment is "At Will" and may be terminated at any time by the Company.

Dr. Namnath is highly compensated due to his unique record in business and sciences. His hourly rate for services before Milestone is considered average to below average for a professional with a doctorate degree and over ten years management experiences. His post Milestone salary is competitive in the bio-technology field and considered average.

Approved by the Board of Directors, TMGUSA, Inc.


/s/ Vina Churdboonchart
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/s/ Inthanom  Churdboonchart
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/s/ Orranart  Churdboonchart
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/s/ Elizabeth Namnath
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Secretary